SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2003

STANDARD COMMERCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

1-9875	13-1337610
(Commission File Number)	(IRS Employer ID Number)

2201 Miller Road, Wilson, North Carolina	27893
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (252) 291-5507

(Former name or former address, if changed since last report)

Item 5.	Other Events.

As previously disclosed, in October 2001, the Directorate General – Competition of the European Commission (“DG Comp”), began conducting an administrative investigation of certain selling and buying practices relating to the marketing of leaf tobacco in some countries within the European Union, including Spain, Italy and Greece. We, through our local subsidiaries, are cooperating fully with the investigation and have discovered and voluntarily disclosed information which tends to establish that a number of leaf dealers, including our subsidiaries, have jointly agreed with respect to green tobacco prices and purchase quantities.

In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on twenty entities within the Spanish leaf tobacco industry, including Standard Commercial Corporation (the “Company”) and three of its subsidiaries, a Statement of Objections (the “Statement”) alleging certain infringements of the antitrust laws of the European Union. We are in the process of responding to the Statement and will continue to cooperate in the investigation.

Through the Statement, DG Comp intends to impose, where appropriate and probably late in 2004, administrative penalties on the entities it determines have infringed the EC anticompetition laws. The Company expects that those penalties could be material to the Company’s earnings. DG Comp has, however, indicated that there may be mitigating circumstances resulting from the regulation of the Spanish tobacco market. The Company is currently unable to assess the amount of such penalties, but expects that the mitigating factors in the market, along with its cooperation with the DG Comp, could result in a reduction in any penalties imposed.

Statements in this report that are not purely statements of historical fact may be deemed to be forward-looking. Readers are cautioned that any such forward-looking statements are based upon management’s current knowledge and assumptions, and actual results could be affected in a material way by many factors, including risks associated with governmental investigations and unforeseen changes in political, market and economic conditions. We assume no obligation to update any of these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD COMMERCIAL CORPORATION

Date: December 19, 2003	/s/ Henry C. Babb
Henry C. Babb, Vice President, Secretary and General Counsel